UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
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Definitive Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SAKS INCORPORATED
(Name of Registrant as Specified in Its Charter)

P. Schoenfeld Asset Management LP
Peter Schoenfeld
PSAM Texas Master Fund
PSAM Texas Fund Limited
PSAM Texas Partners L.P.
Synapse IV LLC
PSAM WorldArb Master Fund Ltd.
PSAM WorldArb Fund Limited
PSAM WorldArb Partners L.P.
WSCI Limited Partnership
Synapse I LLC
Spartan Partners L.P.
Dhananjay M. Pai
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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P. Schoenfeld Asset Management Calls for Corporate Governance Improvements
at Underperforming Saks Incorporated

NEW YORK, May 18, 2009 – P. Schoenfeld Asset Management LP (PSAM) today announced that its definitive proxy statement calling for corporate governance improvements at underperforming Saks Incorporated (NYSE: SKS) has been filed with the U.S. Securities and Exchange Commission, and that it has commenced mailing definitive proxy materials to Saks shareholders of record as of the close of business on April 6, 2009.

In a letter accompanying the proxy material, PSAM, which owns approximately 1.5% of Saks’ total shares outstanding, urges Saks shareholders to take the following steps as a way of making Saks and its Board of Directors, both of which are underperforming in PSAM’s view, more accountable:

▪	Withhold their support for the re-election of C. Warren Neel to the Saks Board. Mr. Neel currently is a member of Saks’ Governance and Nominating Committee, which in the view of PSAM has failed Saks and its shareholders.

▪	Vote to end Saks’ staggered Board. PSAM believes that Saks’ staggered Board, which provides that directors are elected for three-year terms, reduces Board member accountability and breeds complacency. PSAM believes that shareholders should have the opportunity to vote for all Board members each year.

▪	Support the proposal submitted by the New England Carpenters’ Pension Fund to implement majority voting for Board member elections. PSAM believes that majority voting in the election of directors is necessary to hold Saks’ directors accountable for their actions.

The full text of the letter from PSAM to Saks shareholders follows:

May 18, 2009

IT’S TIME SAKS’ CORPORATE GOVERNANCE PRACTICES
ENTER THE 21ST CENTURY

Dear Fellow Saks Shareholder:

      As shareholders of Saks Incorporated (“Saks” or the “Company”), you deserve a board of directors that is accountable to you. At Saks, you don’t have it.

  Saks has recently suffered its worst period of share price performance of the decade.

  The Company’s stock price has averaged approximately $2.89 per share since the beginning of 2009 and at one point this year reached an all-time low of $1.55 per share.

     We at P. Schoenfeld Asset Management LP (PSAM) believe that Saks' under-performance is not just a result of the current problems in the luxury retail sector. Saks' operating margins were far below industry average even during the boom years for luxury retail, and Saks has much lower sales per square foot and profit margins than Neiman Marcus, the luxury department store chain we consider most comparable to Saks. We believe this inferior performance is due in large part to Saks' presence in many locations which, as a result of low sales productivity, generate an unsatisfactory return on investment. The Saks board has been remiss in not insisting on a more rigorous allocation of capital by management. It appears that the Board is hoping that yet another "turnaround" strategy will succeed in revitalizing the Company when previous ones have not. Simply put, hope is not an effective strategy.

Consistent Underperformance – Saks’ Operating Margins v. Peers: 2006-2008

Company	2006	2007	2008
Dillard's	4.2%	2.2%	-1.7%
J. C. Penney	9.8%	9.7%	6.3%
Macy's	7.8%	7.9%	5.6%
Nordstrom(1)	11.7%	12.7%	9.0%
Neiman Marcus	NA	10.9%	10.1%
Average	8.4%	8.7%	5.9%

Saks	2.2%	4.3%	-3.9%
Difference	-6.1%	-4.4%	-9.8%

Note: 2008 refers to most recent completed fiscal year

(1) Margin figures exclude results from the credit card segment, for purposes of comparability Source: SEC Filings and Company Reports, adjusted for extraordinary items

SAKS’ BOARD SHOULD BE HELD ACCOUNTABLE

      Shareholders are entitled to hold board members accountable for Saks’ poor performance. The current directors have been on the board for an average of 12 years. Given Saks’ track record, we have little confidence that this board can enhance or create shareholder value. Unfortunately, Saks’ current corporate governance practices do not meaningfully allow us, as shareholders, to hold the board accountable for its actions. Saks’ classified board only allows shareholders to vote on one-third of the directors each year, while two-thirds of the directors get a free ride even in years such as this when Saks has disappointed shareholders.

      For instance, Stephen Sadove, Saks’ chief executive officer, is not up for reelection this year. Sadove’s strategy of deeply slashing prices in November 2008 has been identified by The Wall Street Journal as being the “first tug on a thread that’s now unraveling long-established rules of the luxury goods industry.” According to The Journal, “The changes are...destroying the very air of exclusivity that designers are trying to sell.” Mr. Sadove, as reported in a recent Wall Street Journal article, agreed that a big question is whether, after the recent deep price discounts, people will ever pay full price again for luxury products. We believe that Sadove’s strategy of deeply discounting Saks’ inventory will make it difficult for Saks to command premium pricing and will create long-term problems for the Saks brand.

SHAREHOLDERS WILL NOT BE ABLE TO EXPRESS THEIR VIEWS ON
SADOVE’S PERFORMANCE UNTIL 2011

      Shareholders can, however, express their views with respect to C. Warren Neel, a member of Saks’ Governance and Nominating Committee and, to our knowledge, the resident corporate governance expert on the Saks board. The Governance and Nominating Committee is supposed to ensure that Saks’ corporate governance practices are in the best interests of Saks and its shareholders.

     We believe that, as evidenced by Saks’ current lackluster corporate governance practices, the Governance and Nominating Committee has failed Saks under Mr. Neel’s leadership. Accordingly, we recommend that you withhold votes for Mr. Neel, which will send a strong message to Saks’ management.

SEND A STRONG MESSAGE AND
PUT AN END TO THE STAGGERED BOARD

     Additionally, we believe that Saks should eliminate its classified or “staggered” board, which currently provides that directors are elected for three-year terms. We believe staggered boards reduce board member accountability and breed complacency by allowing directors to serve for extended terms without giving shareholders the opportunity to vote for change. We believe shareholders should have the opportunity to vote for all of Saks’ directors each year. Ask yourself why Saks’ current directors are unwilling to support submitting themselves to annual elections if they are truly looking out for your best interests? Declassification of the board would be a significant start towards improving the corporate governance of the Company and making the board answerable to shareholders.

      Moreover, yearly election of directors has become a basic tenet of good governance. PSAM believes that corporate governance best practices now include the annual election of directors and that there is a beneficial trend among large corporations, including major retailers, to eliminate the classified board. In recent years, many companies have declassified their boards and, currently, over two-thirds of the largest 100 companies and a majority of companies in the S&P 500 have declassified boards. Shareholders at other companies favor declassified boards – shareholder proposals seeking annual election of directors received an average of at least 60% support in 2005, 2006, 2007 and 2008. Saks is clearly out of step with best practices with respect to the structure of its board of directors.

      We find it very disappointing that the Saks board takes no position on our proposal to declassify the board. We believe that a board of directors has an obligation to show leadership on corporate governance. If the board thinks the annual election of all directors is a good thing, it should say so. If the board believes that Saks should retain its staggered board, it should explain why a staggered board is good for Saks’ shareholders. We believe that the failure to take any position on this important issue is emblematic of the Saks board’s disappointing record on corporate governance.

WHY HAS THE BOARD KEPT SILENT ABOUT SUCH A CRITICAL
CORPORATE GOVERNANCE ISSUE?

     We think the board should tell shareholders what it will do if the declassification proposal is adopted. We believe there is only one proper course of action: if the declassification proposal is adopted by the shareholders, the board should propose an amendment to Saks’ certificate of incorporation to eliminate the staggered board at the 2010 annual meeting.

      Over two weeks have passed since the board filed its proxy statement with the SEC, and Saks still has not done a broad mailing of proxy materials to its shareholders. So far the board seems content to rely on the electronic delivery of its proxy materials, which traditionally has led to lower levels of participation by smaller and non-institutional shareholders. This suggests to us that Saks is comfortable acting on the basis of votes of a few large holders and brokers exercising discretionary voting power. In our opinion, Saks’ reliance on a narrow shareholder base is another example of the board’s failure of leadership on corporate governance and indifference to the views of shareholders. We believe that the board has an obligation to seek out the views of a large population of shareholders on the important issues that will be voted upon at the annual meeting.

     We believe that a staggered board serves only to protect management and sitting board members, letting them keep their jobs and compensating them very well, irrespective of the Company’s performance. We also believe that these measures render the board complacent and reticent to adopt new ideas or think progressively in terms of building shareholder value. This does not protect shareholders.

SAKS SHOULD ADOPT MAJORITY VOTING FOR DIRECTORS

      The New England Carpenters’ Pension Fund has submitted a majority voting proposal to be voted upon at the 2009 annual meeting of shareholders. We fully support that majority voting proposal and believe majority voting, coupled with a director resignation policy, is necessary to hold Saks’ directors accountable for their actions.

      Although Saks’ proxy card complies with legal requirements because it allows shareholders to withhold votes from one or more director candidates, such a withhold option is an ineffective way of expressing dissatisfaction. Shareholders may voice their opinion of a director’s performance by withholding votes, but, under Saks’ current policies, a director who fails to receive a majority of the votes is still re-elected. The harmful effects of Saks’ plurality voting system are exacerbated by the fact that Saks does not have a director resignation policy. A nominee, who is elected with more “withholds” than affirmative votes, has no obligation to tender his or her resignation. Thus, a director with as few as one vote can serve out a three-year term as a director on Saks’ classified board.

      Majority voting has become a basic tenet of good governance. According to one study, over two-thirds of the companies in the S&P 500 have adopted either majority voting or require a director to resign if he or she receives less than a majority of the votes cast. Less than a third use Saks’ plurality standard. A substantial number of small companies have also adopted majority voting or resignation policies – resulting in almost half the companies in the Russell 1000 adopting majority voting or resignation policies.

     A reader of Saks’ Corporate Governance Guidelines might gain the impression that Saks already has majority voting. The Guidelines state that Saks’ plurality voting process “allows the holders of a majority of the Company’s outstanding shares to elect all of the Directors.” The Corporate Governance Guidelines fail to point out that under the plurality voting system, even if the holders of a majority of the shares express their disapproval of a board nominee by checking the “withhold” box on their proxy cards, the nominee can be elected with just one vote in favor of the nominee’s election in an uncontested election.

     The board’s statement of opposition to the majority voting proposal claims that under majority voting “a few large shareholders could thwart the will of the Company’s voting shareholders by withholding votes from the board’s nominees.” We fail to understand the logic of this statement. If the holders of a majority of the Company’s shares want the board’s nominees to be re-elected, they will vote for these nominees, and these nominees will be re-elected, regardless of what a few large shareholders do. If Saks’ board were truly committed to its members being elected by the will of a majority of the shares, it would have recommended shareholders to vote FOR the majority voting proposal. Although we believe that Saks claims that it seeks to provide a majority of shareholders with a voice in the company, we believe that its governance policies merely entrench the board and prevent shareholders from holding directors accountable.

      We urge you to vote FOR the majority voting proposal and send an unequivocal message to the board that it is time that shareholder interests come first.

PLEASE SUPPORT OUR INITIATIVES TO BRING SAKS’ CORPORATE
GOVERNANCE PRACTICES INTO THE 21st CENTURY TODAY. YOU MAY
VOTE BY TELEPHONE OR THE INTERNET OR BY SIGNING, DATING AND
RETURNING THE GOLD PROXY CARD.

Sincerely,

Peter Schoenfeld
Managing Director
P. Schoenfeld Asset Management LP

IMPORTANT INFORMATION

P. Schoenfeld Asset Management LP and related parties participating in the solicitation of proxies (“PSAM”) filed its definitive proxy statement with the U.S. Securities and Exchange Commission on May 15, 2009 relating to PSAM’s solicitation of proxies from the stockholders of Saks Incorporated (“Saks”) with respect to the Saks’ 2009 annual meeting of shareholders. The definitive proxy statement contains detailed information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of Saks’ shareholders. PSAM will also be filing a definitive proxy statement and other relevant documents, including a GOLD proxy card. PSAM ADVISES SECURITY HOLDERS TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

PSAM’s proxy statement and other relevant documents may be obtained without charge from the SEC’s website at www.sec.gov and from PSAM by contacting MacKenzie Partners, Inc. by telephone at (800) 322-2885 or by e-mail at saksproxy@mackenziepartners.com.

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Media Contact:

Steve Bruce or Chuck Dohrenwend, The Abernathy MacGregor Group, 212-371-5999

Investor Contact:

Dan Burch, Laurie Connell or Keith Parnell, Mackenzie Partners, Inc., 212-929-5500 or 800-322-2885, or via email at saksproxy@mackenziepartners.com